Exhibit 99.2

Operator:

Greetings and welcome to the T2 Biosystems 2015 First Quarter Financial Results Conference Call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce Kelly Lindenboom with Pure Communications.  Thank you, Ms. Lindenboom.  You may begin.

Kelly Lindenboom:

Thank you, Operator.  Good afternoon, everyone, and thanks for joining us for the T2 Biosystems 2015 First Quarter Results Call.  On the call this afternoon to discuss results and operational milestones for the first quarter ended March 31, 2015 are President and CEO, John McDonough; Chief Financial Officer, Marc Jones; and Dr. Tom Lowery, Chief Scientific Officer.  John and Marc will begin the call with some prepared remarks, followed by a question-and-answer period.

I’d like to remind everyone that comments made by Management in response to questions today will include forward-looking statements.  Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products.  Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems’ filings with the SEC, the Risk Factors section in our Annual Report on Form 10-K as well as other risks and uncertainties detailed in subsequent SEC filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements unless as required by law.

With that, I’d like to turn the call over to CEO, John McDonough, for his opening comments.  Good afternoon, John.

John McDonough:

Thanks, Kelly and good afternoon, everyone.  Thank you for taking the time to join us on our call today.  I’m pleased to say, we had another busy and successful quarter.  Thanks to the progress we have made, we believe all aspects of our business are solidly on track.  I’m happy to announce that we signed our first contract with one of our targeted top 450 high-volume hospitals in the United States for our T2Candida system.  We can’t identify the US hospital at this time, but it’s the first of what we are hoping will be several more signed contracts in the coming months with leading institutions who are treating high-risk patients for sepsis.  The sales cycle for this particular account was less than six months.  We expect the instrument verification process to take place during the second quarter and for live patient testing to commence in the third quarter.

We also closed a second contract with a reference lab in Europe that serves a large number of hospitals in the area.  We are not yet focused on commercialization in Europe but we are CE Marked and ISO certified.  It is worth noting how a European placement came about as one of our first two contracts.  We had become involved in a clinical study with this particular reference lab comparing T2Candida to blood culture in mannan/anti-mannan following our CE Marking last year.  Based on those results they were seeing with T2Candida, they asked to commercialize prior to the completion of the clinical study and move quickly to offer the product to their hospitals.

The T2Dx Instrument is now in place.  The personnel have been trained and we expect this account to provide us with a modest stream of revenue going forward.  Our focus continues to be on the US market where we grew our sales force from seven at the end of 2014 to nine people in Q1 2015.  We are on track to achieve our goal of growing the team to 15 people by the end of this year.

Our sales pipeline continues to expand and more importantly, the opportunities in the pipeline are progressing positively.  A total of 25 high-volume hospitals have now completed an in-depth ROI analysis showing the potential financial benefits of adopting T2Candida for testing their high-risk patients.  This is up from nine hospitals we were at this stage when we reported progress on the fourth quarter call.  As we have said before, we expect the average sale cycle to be six to 12 months, particularly at this early stage where we are introducing our products and our technology for the first time.  What we are seeing inside the hospital is typically strong clinical support which then often leads to enthusiastic lab support in the initial selling stages.  Final approval often comes from the hospital administration level and as expected, this stage of the process can take time.  However, we believe the sale cycles will be quicker as we build a referenceable customer base.

Today’s healthcare environment has many hospitals in a very tight cost cutting mode and that means the concept of spending money to save money has a high through-point bar.  That is why we work with an independent healthcare economics firm, IMS, last year, to develop an economic model for T2Candida that we use with customers.  This has proven to be an effective and important tool.  I’ll discuss the IMS economic models further in a few moments.  All that said, we have not experienced any surprises to-date and feel we’re on track with achieving our goals this year, specifically our goal of closing 30 hospital contracts among the top 450 targeted hospital accounts with a growing ramp of quarterly closes throughout the remainder of the year.

Let me reiterate our sales proposition briefly.  Our first two commercial products using our T2 Magnetic Resonance platform are the T2Dx Instrument and the T2Candida Diagnostic Panel, both of which were cleared by the FDA last fall.  T2Candida identifies five species of Candida, a fungal pathogen known to cause sepsis, directly from a blood sample.  This is the only product in the market that can do this.  Candida infections have the highest mortality rate of all the sepsis pathogen, averaging 40%.  Published data shows that if an infected patient is treated within 12 hours, the mortality rate can be reduced from 40% to 11% which can save $30,000 per infected patient.  The savings come largely from reductions in the length of stay in the hospital and the intensive care unit.  Our products can process a patient blood sample in three to five hours while the typical hospital protocol which requires blood culture can take two to six or even more days.

Our clinical data is very strong, so we’re very pleased that in early April, Future Microbiology published the economic study conducted by IMS Health, the independent company I mentioned earlier, that charted the financial impact of our T2Candida panel over one year at a typical 500-bed hospital, which is the average sized hospital among our top 450 targeted hospitals in the United States.  The study estimated that adoption of T2Candida for testing 5,100 high-risk patients could save such a hospital approximately $5.8 million annually and prevent 60% of the Candida related deaths each year.  The reduction in cost is driven by reduction in length of stay in the hospital and intensive care units for Candida patient survivors and non-survivors and indicated that the cost of non-survivors is 2.7 times higher than the cost of patients who survive.  This economic study which is the basis for the financial model we use with prospective customers is an important publication for our sales efforts and will be one of our areas of focus when we attend the ASM, the American Society for Microbiology Conference in New Orleans at the end of this month.  We will also be sponsoring a T2Candida Symposium at the Conference.

Another highlight of the quarter came in February when we announced a strategic multiyear partnership with Canon US Life Sciences to jointly develop a diagnostic test panel that can rapidly detect Lyme disease, a bacterial infection caused by three different bacterial species and spread by ticks.  We see the application of T2MR for the detection of Lyme disease as a significant opportunity.  According to the CDC, more than 360,000 people are affected by Lyme disease each year and about 3.4 million tests are run.

The existing testing standards have low sensitivity and take approximately two to three weeks to provide results.  By applying T2MR like we are doing with sepsis, and potentially detecting the specific bacteria species that limits the detection as low as one colony forming unit per mL of blood, we see an opportunity to positively impact patient health while also reducing the cost of this disease to the healthcare system.  The development project commenced in Q1 and while it is still in its early stages, we are on track and everything is progressing well and we anticipate entering an FDA clinical trial in less than three years.

The agreement with Canon provided $2 million upfront, additional milestone payments that could total up to $8.5 million and a structure that allows us to retain commercialization rights for any products developed.  Canon is just one example of the growing level of interest from many third parties in our T2MR platform, as we are also involved in research projects for new and expanded application areas.

Our development efforts on T2Bacteria and T2HemoStat remain on track.  We have positive communications with the FDA regarding T2Bacteria in the first quarter and expect the clinical trial and FDA clearance criteria to be comparable to what we experienced with T2Candida.  We expect to enter the FDA pivotal trial for T2Bacteria before the end of this year and for T2HemoStat in the first half of 2016.  We estimate the total addressable market including T2Candida, T2Bacteria, T2HemoStat and T2Lyme is more than $3.7 billion.

With that, I’ll turn the call over to our CFO, Marc Jones.  Marc?

Marc Jones:

Thanks, John.  As John indicated, we made excellent progress in our first quarter of this year.  On the financial side of the house, our spending remains focused on our key areas of development.  Through the first quarter of 2015, we generated revenue primarily from research and development agreements, including our agreement with Canon.  We recorded $178,000 of research revenue and also recorded $10,000 in product revenue.  The Company did not record any revenue in the first quarter of 2014.

Total operating expenses for the 2015 first quarter were $10.3 million compared to $6.9 million for the year earlier period.  The increase in operating expenses was mainly associated with the research and development activities for additional applications of T2MR, expansion of marketing programs, build out of the US commercial infrastructure and increases in share-based compensation charges and incremental expenses related to being a public company.

The net loss for the 2015 first quarter was $10.6 million or $0.53 loss per share compared to $8.8 million after adjustments for accretion of redeemable convertible preferred stock, or $6.25 loss per share for the 2014 first quarter.  The increased loss was principally due to the increased operating expenses which I just covered.  The loss per share calculation reported for this year’s first quarter was impacted by the overall increase in common shares outstanding resulting from our August 6, 2014 initial public offering.

Specifically, for the first quarter of 2015, we had 20.1 million weighted shares outstanding compared to 1.4 million weighted average shares outstanding in the first quarter of 2014.

The Company’s balance sheet as of March 31, 2015 had total cash and cash equivalents of $65.3 million, which includes the impact of a $20 million growth and proceeds from two draws on the July 11, 2014 debt facility.  In addition to the cash on the balance sheet, we were able to draw an additional $10 million from our debt facilities through June 30, 2015.

Before I turn the call back to John for his final comments, I’d like to reiterate the outlook John laid out in our Q4 2014 call.  We anticipate the ramp of placements this year will be weighted in the second half of the year as our sales force ramps and our sales pipeline progresses.  When we close the contract with the hospital, we anticipate that it will take three to six months to install and verify the performance of the T2Dx Instrument.  This is completely consistent with the timeframes realized by other diagnostic platforms when they are initially installed.

We anticipate that it could take an additional six to 12 months for a customer to ramp the testing of their high-risk patients as they most likely will start by testing a segment of the high-risk patient population and we estimate the average annual revenue per hospital could be as much as $1 million among the top 450 accounts if they were to test all of their high-risk patients.

We anticipate total Q2 2015 operating expenses to grow in the range of 16% over Q1 2015, which includes approximately $1.2 million in non-cash expenses which are primarily depreciation and stock compensation expenses.  We expect only marginal growth in expenses from Q3 to Q4 of 2015.

With that, I’ll turn it back over to John.

John McDonough:

Thank you, Marc.  To summarize the key takeaways, all significant aspects of our business remain squarely on track.  We signed our first contract with a high-volume hospital and a second contract with the reference lab in Europe.  These are the first of what we aim to be 30 hospital placements by the end of the year.  Our sales pipeline is progressive and our sales force is growing.  We continue to see enthusiastic support and excitement for our products especially as it relates to our clinical value.  The key to accelerating the closing of accounts is for us to continue to work through the hospital administration process and demonstrate the economic return we can provide to their institution.  We have the data to do just that and we feel we’re on track to achieve our goal of closing 30 contracts this year.

With that, I’d like to turn the call over to the Operator for questions.  Operator?

Operator:

Thank you.  We will now conducting a question-and-answer session.  If you would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate that your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it might be necessary to pick up your handset prior to pressing the star keys.  One moment please while we poll for questions.

Our first question comes from Steve Beuchaw with Morgan Stanley.  Please proceed.  Your line is live.

Steve Beuchaw:

Hi.  Good afternoon, guys.  Thanks for taking the question.

John McDonough:

How are you doing Steve?

Steve Beuchaw:

Very well.  I wondered if you could talk about just a couple of fine points here.  I wonder first off if there is any color you can give us on the discussions on price on some of these early contracts, the parameters on price per test.  Are you getting near the targets that you had laid out there?  Then I think for my second question, I’ll hold it till we get through number one.

John McDonough:

Sure.  Yes, we are seeing pricing coming in right in the range of expected.  No surprises to report on that front both in terms of the closed contracts or the contracts that we see coming through the pipeline.

Steve Beuchaw:

Then on the selling strategy, I wonder can you give us any sense of whether there are any larger network deals in the works with IDNs or perhaps some of the private hospital operators.  It seems like they might be the best position to deploy the instrument and to contemplate the cost effectiveness of the approach, just given our scale and their ability to implement changes to protocol and I’ll get back in queue with that.  Thanks.

John McDonough:

Yes, no, that’s a great question.  We definitely are seeing interest there and they are a good target for us certainly both in terms of the volume of patients they see.  But they also are more in-depth at understanding the financial impact testing these patients can have within their institutions in a broad way, and it’s mainly because they have more ready access to the data, typically speaking.  So yes, we’re pretty excited about the opportunities in that category.

Steve Beuchaw:

Thanks John.

Operator:

Our next question comes from Isaac Ro with Goldman Sachs.

Isaac Ro:

Yes, good afternoon guys.  Thank you.  I just wanted to talk a little bit about the price line here for the next wave of installations.  You reiterated your guidance for 30 placements by year-end and I’m assuming that you had at least some of level of interaction with majority of those accounts.  So I’d be curious if you can talk a little bit about the nature of where those dialogues are at and is it a combination of needing to touch all the various decision-makers within institutions to get the buy-in, if it’s something else, I’m just kind of curious about what you’re thinking you have to clear in terms of hurdles to get those conversions.

John McDonough:

Yes, obviously there are a large number of accounts in the pipeline, from very deep in the pipeline, and it’s just what you said, Isaac; it’s hitting all of the decision-makers in the process, typically starting with infectious disease and/or critical care, moving to the lab and then often moving to lab and hospital administration at the end of the process and you know, we get a number, large number at various stages of the pipeline and I feel very much that we are on track to hit our goals this year.

Isaac Ro:

Okay and then just a follow-up maybe on timing.  I know you probably don’t want to get too granular on quarterly specifics but would it be reasonable to assume that the placement number would increase sequentially throughout the course of this year or is it possible that you might see it below in the third quarter just given seasonality indications and all that kind of stuff?

John McDonough:

Yes, it’s a really good question and other businesses have been a part of—you typically will see the August lull more than a July lull.  But then September can sometimes be robust; it’s really impossible for us to answer the question at this stage.  You know, we haven’t kind of gone through one of those cycles yet and, the numbers of contracts that we’re talking about closing here are relatively small.  So, two contracts that close or don’t close could be the difference between sequential growth and non-sequential growth.  So I think, I really don’t know how to handicap that one other than I would expect to see normal trends in part offset by the fact that we have a growing sales force in a pipeline that’s progressing through the process and, we’ll see how that pans itself out in Q3.

Isaac Ro:

Okay, and if I could be maybe a little greedy here and ask one third question, is it—can you comment to the extent to which any meaningful accounts that you’re targeting has said that they’re going to wait until they have a full (inaudible) panel before they make a decision to purchase?

John McDonough:

Yes, that’s a pretty rare event.  I can think of one or two instances that are moving slower because they’d rather roll everything out at once than do Candida and then wait, but it is the rare of that that anybody is “waiting.”  I think people are really excited about what we’re doing with Candida and they’re really excited that a bacteria panel will be coming down the road.

Isaac Ro:

Got it.  Thanks very much guys.

John McDonough:

You bet.

Operator:

Our next question comes from Paul Knight with Janney Capital.

Paul Knight:

Hey, John, a great quarter and a lot of good events.  Congratulations.

John McDonough:

Thank you, Paul.

Paul Knight:

Can you talk a little bit about the three publications cited in your press release.  Are these changing the conversation with the hospitals or not?

John McDonough:

Yes, certainly two of the three are the JAMA publication which was more medo/technology (phon) based.  It was a great publication.  But I’d be stretching it to say it’s probably “changing the conversation with customers.”  But the other two are big deals.  The one that focuses on the data from our FDA clinical trial; the data in the trial was not new, although it’s always important for people to see that in an independent publication.  But what’s most important that came out of that particular publication, was that if high wide (phon) cases that we picked up that blood culture missed.  So what changes the conversation pretty significantly from purely a story around, “hey we can do it faster and save lives and money” to “actually we can detect patients who are being missed today,” because blood cultures’ sensitivity we know to be 50 to 60%.  Our sensitivity in our clinical trial was 91% and if you recall, there were somewhere between eight and 11 cases in that study where it was determined that we had a positive where blood culture was negative, where we were either absolutely right or almost certainly right based on review of the clinical records of the patient.  So that’s a big deal and then the most recent one in Future Microbiology on Economics is equally a big deal for us because it really points to another independent source taking the data from our clinical trial and showing the very significant cost savings that can be realized through the adoption of our product and the work that was done by IMS Health that led to that publication also resulted in an output for us which our sales force uses in building customized economic models for these hospitals to assess and adopting the impact we can have on adopting our product, and so to have that data published to show that the model you’re using is coming from a published source is a big deal, and also gets our message out to the hospital administration which was an important for us.

Paul Knight:

Thanks for that, and then on the T2Bacteria, did you say you want to begin the clinical trial by the end of this year, John?

John McDonough:

That is correct and if you follow—just to remind everybody, if you follow the timing for T2Candida as I mentioned, we did have pre-IDE communications with the FDA which we are really excited about and there is every good reason to believe that we can get through the process in at least the same period of time that w saw with T2Candida.  No one can ever guarantee that; we don’t control all the elements, so just realistically, I think that’s a reasonable assumption and if you make that assumption, it took us 13 months from the day we started the T2Candida trial to the day we got FDA cleared.  So if we started that trial, let’s just say at the end of this year for T2Bacteria, it would suggest the FDA clearance in very early 2017.

Paul Knight:

That market size is what, John?

John McDonough:

Yes, we estimate that market to be in the order of $1.75 billion, but just slightly bigger, slightly bigger than the T2Candida market.

Paul Knight:

Then lastly, on the Lyme disease test, are there any technical features like molecular weight, etc. that gives you confidence that Lyme could be successful?

John McDonough:

Yes, Dr. Tom Lowery is with us.  I will let Tom answer that question.

Dr. Tom Lowery:

Yes, we’ve completed our analysis of the Lyme microorganism and we’ll use a very similar strategy to what we’ve done with bacteria in Candida.  So we’re very confident that our test would be (inaudible) the (inaudible) pathogen in blood and so we’d be taking the same kind of approach we did with T2Candida.

Paul Knight:

Does this need direct detection of the bacteria?

Dr. Tom Lowery:

That’s correct.

Paul Knight:

Any early data?

John McDonough:

No, we’re at the very early phases of this project.  It was really kicked off in the last 30 to 60 days.

Paul Knight:

Thank you.

John McDonough:

Important point though to state as it relates to Lyme disease.  A lot of the value we bring to the market or at least it’s understood by the market is in our ability to detect in three to five hours what blood culture currently take three to six or more days.  In the case of Lyme disease, what sometimes gets lost in that message is the extraordinary sensitivities that T2MR platform, our ability to detect down at one CFU per mL, that’s why we have this high sensitivity even relative to blood culture itself.

In the case of Lyme disease, the real impact we’re hoping we can have is really utilizing the sensitivity advantage more than the time advantage.  It’s important to do it fast, but honestly, if it took 12 hours, that would be just fine for Lyme disease.  The problem in the market today is that you can’t detect these pathogens because this type of bacteria doesn’t grow very well and that’s why the CDC estimates that 90% of the case are missing and the blood culture process takes 21 days today is the protocol, not five days as it is for a simple sepsis pathogen.  So, we’re quite excited and hopeful that the power of the sensitivity of the platform, the one CFU per mL limited detection is what really enables what we think is a really big opportunity for us.

Paul Knight:

Very good.  Thank you.

Operator:

Once again, ladies and gentlemen, if you would like to ask a question, please press star, one on your telephone keypad.  Our next question comes from Dan Leonard with Leerink Partners.

Kevin Chen:

Hi.  This is actually Kevin Chen for Dan Leonard and thanks for taking my questions.  I guess to start, the initial customers, what’s the breakdown between systems and reagent sales and how will that revenue be recognized over time?

John McDonough:

Yes.  So, in this particular customer account, they have signed a contract.  It’s too early to know what the breakdown would be.  The customer in the US—in fact both of these accounts are reagent rentals so that’s important to point out.  So, what you really see is consumable revenue going through the P&L and not instrument sales.

Kevin Chen:

Okay.  So you said initially they were all the reagents?

John McDonough:

Well these first two contracts; we definitely have a mix.  Our expectation is that about 80% of customers will purchase through reagent lifo (phon) agreement, and as we analyze the pipeline, that feels about right; that it really depends which one’s top first, so we’ll see what the split ultimately is but our expectation’s to be in the range of 80%.

Kevin Chen:

Got it and without disclosing too much, could you give us some color on these contracts such as license number that are anticipated, testing volume, the size of institution, etc.?

John McDonough:

Yes, so, we’re not going to give estimates on testing volume or pricing.  Over time, as revenue ramps up, our expectation would be later this year, we’ll start providing some revenue per customer as opposed to getting into specifics on pricing and there is a whole bunch of good reasons in terms of contracting etc. that you don’t want to disclose that level of information.  In terms of the hospitals itself, as we have mentioned, we’re targeting the top 450 hospitals in the US and these initial accounts are coming right from those top 450 accounts.

Kevin Chen:

Got it.  Just last question, what kind of conversations for new third party collaborations in the pipeline?

John McDonough:

Yes, there’s a fair number of conversations going on with the pipeline and you will note as you look at our P&L, there was some revenue this quarter, what we call research revenue.  Some of that was related with the work we’re doing with Canon on Lyme disease, some of it is early research work we’re doing with other potential collaborators and partners, and so, as those research opportunities—as they expand and turn into something significant, we’d report on that.  For the moment, we’d rather not get into the details of some of the work we’re doing with third parties.

Kevin Chen:

Great, thank you very much.

John McDonough:

You bet, thank you.

Operator:

There are no further questions at this time.  I’d like to turn the floor back over to John McDonough for closing comments.

John McDonough:

Well, thank you all for dialing in today.  We are very excited about closing our first contracts, reporting on that today.  I would like to thank the whole T2 Team who has been working for many, many years to get those first contracts closed and we look forward to reporting back with further progress in the coming months and quarter.

Operator:

Thank you.  Ladies and gentlemen, this concludes today’s conference.  You may disconnect your lines at this time.  Thank you all for your participation.